                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock,
             Together With the Associated Rights Attached Thereto

                                      of

                             KENETECH Corporation

                                      at

                              $1.04 Net Per Share

                                      by

                                KC Merger Corp.
                         a wholly owned subsidiary of

                            KC Holding Corporation
                         a wholly owned subsidiary of

                        ValueAct Capital Partners, L.P.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON DECEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.


                                                               November 6, 2000

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by KC Merger Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of KC Holding Corporation, a Delaware corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the shares of common stock, par value $0.0001 per share ("Common Stock"), of KENETECH Corporation, a Delaware corporation (the "Company"), that are issued and outstanding, together with the associated rights attached thereto (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of May 4, 1999, as amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, for $1.04 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated November 6, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute 85% of the then outstanding Shares on a fully diluted basis (excluding those Shares held by Mr. Mark D. Lerdal, President and Chief Executive Officer of the Company, who has agreed not to tender his Shares in the Offer).

   For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase, dated November 6, 2000;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

     4. A letter to stockholders of the Company from Dianne P. Urhausen, Vice President and Corporate Secretary, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.

   The Board of Directors of the Company (with Mark D. Lerdal abstaining), based on the recommendation of a special committee of independent directors, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the stockholders tender their Shares in the Offer and, if applicable, approve and adopt the Merger Agreement in all respects.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other required documents.

   If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

   Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


                                       2